UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2022 (March 22, 2022)

Collegium Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-37372	03-0416362
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Technology Center Drive
Suite 300
Stoughton, MA	02072
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 713-3699

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	COLL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), on February 14, 2022, the Company entered into an Agreement and Plan of Merger, dated as of February 14, 2022 (the “Merger Agreement”), with Bristol Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Purchaser”), and BioDelivery Sciences International, Inc., a Delaware corporation (“BDSI”).

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to the Merger Agreement, on February 18, 2022, Purchaser commenced a tender offer to purchase all of the outstanding shares of common stock of BDSI, par value $0.001 per share (the “Shares”), at a price of $5.60 per Share, in cash, subject to applicable withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the offer to purchase, dated February 18, 2022 (together with any amendments, supplements or modifications thereto, the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

The Offer expired at 12:00 midnight, Eastern Time, at the end of March 18, 2022 (i.e., one minute following 11:59 p.m., Eastern Time, on March 18, 2022). According to the depositary for the Offer, 74,780,700 Shares were validly tendered and not validly withdrawn in the Offer, representing approximately 72.44% of the outstanding Shares (not including 5,548,893 Shares delivered through notices of guaranteed delivery, representing approximately 5.37% of the Shares outstanding). The number of Shares tendered satisfied the condition to the Offer that there be validly tendered and not validly withdrawn prior to the expiration of the Offer a number of Shares (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the General Corporation Law of the State of Delaware (the “DGCL”) by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL), together with the Shares then owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6)(a) of the DGCL)), representing at least one Share more than 50% of all issued and outstanding Shares as of immediately after the consummation of the Offer (the “Minimum Condition”).  As a result of the satisfaction of the Minimum Condition and each of the other conditions to the Offer, on March 21, 2022, Purchaser irrevocably accepted for payment all Shares that were validly tendered (and not validly withdrawn) pursuant to the Offer, and will as promptly as practicable pay for all such validly tendered Shares.

Following the consummation of the Offer, the remaining conditions to the Merger (as defined below) set forth in the Merger Agreement were satisfied, and Purchaser merged with and into BDSI (the “Merger”) in accordance with Section 251(h) of the DGCL, with BDSI surviving the Merger as a wholly owned subsidiary of the Company. The Merger was effective at 5:00 p.m. on March 22, 2022 (the “Effective Time”).

At the Effective Time, each then issued and outstanding Share not previously purchased in the Offer (other than Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement)) was converted into the right to receive the Offer Price in cash, less any applicable withholding taxes and without interest.

Pursuant to the Merger Agreement, at the Effective Time, each stock option to purchase Shares that was outstanding immediately prior to the Effective Time (each, a “BDSI Option”) automatically accelerated and became fully vested and exercisable effective immediately prior to the Effective Time. As of the Effective Time, each BDSI Option that had a per share exercise price that is less than the Offer Price (each, an “In-the-Money Option”) and was outstanding and unexercised immediately prior to the Effective Time was cancelled and converted into the right to receive an amount in cash equal to the product of (A) the total number of Shares subject to such fully vested In-the-Money Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Offer Price minus (y) the exercise price payable per Share under such In-the-Money Option, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement. Each BDSI Option that had a per Share exercise price that was equal to or more than the Offer Price at the Effective Time that was then outstanding and unexercised was cancelled without any consideration payable therefor whether before or after the Effective Time.

In addition, in accordance with the Merger Agreement, each restricted stock unit award issued by BDSI (a “BDSI RSU”) that was outstanding immediately prior to the Effective Time automatically accelerated and became fully vested immediately prior to the Effective Time. As of the Effective Time, each BDSI RSU that was then outstanding immediately prior to the Effective Time, was cancelled and converted into the right to receive an amount in cash equal to the product of (A) the total number of Shares issuable in settlement of such BDSI RSU, immediately prior to the Effective Time, multiplied by (B) the Offer Price, subject to any withholding taxes required to be deducted and withheld by applicable law.

Further, as of the Effective Time, each warrant to purchase shares of BDSI Common Stock (a “BDSI Warrant”) that was outstanding and unexercised immediately prior to the Effective Time was cancelled and converted into the right to receive cash in an amount equal to the product of (A) the total number of Shares subject to such BDSI Warrant immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Offer Price minus (y) the exercise price payable per Share under such BDSI Warrant, subject to any withholding taxes required to be deducted and withheld by applicable law.

The aggregate consideration to be paid by Purchaser to complete the Offer and the Merger is approximately $607 million without giving effect to related transaction fees and expenses.

The foregoing description of the Merger Agreement, the Offer and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on February 14, 2022, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 22, 2022, in connection with closing (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Transactions”), the Company entered into an Amended and Restated Loan Agreement by and among the Company; its subsidiary, Collegium Securities Corporation; Purchaser; BioPharma Credit PLC, as collateral agent and lender; and BioPharma Credit Investments V (Master) LP, as lender (the “Loan Agreement”). The Loan Agreement provides for a $650 million secured term loan (the “Term Loan”), the proceeds of which were used to repay the Company’s existing term loan, repay outstanding indebtedness of BDSI and fund a portion of the consideration to be paid to complete the Transactions.

The Term Loan will mature on the 48 month anniversary of the Closing and is guaranteed by the Company’s material domestic subsidiaries. The Term Loan is also secured by substantially all of the assets of the Company and its material domestic subsidiaries. The Term Loan will bear interest at a rate based upon LIBOR (subject to a LIBOR floor of 1.20%), plus a margin of 7.5% per annum. The Company is required to repay the Term Loan by paying $100 million in amortization payments during the first year and the remaining $550 million balance will amortize in equal quarterly installments over the remaining three (3) years.

The Loan Agreement contains certain covenants and obligations of the parties, including, without limitation, covenants that limit the Company’s ability to incur additional indebtedness or liens, make acquisitions or other investments or dispose of assets outside the ordinary course of business. Failure to comply with these covenants would constitute an event of default under the Loan Agreement, notwithstanding the Company’s ability to meet its debt service obligations. The Loan Agreement also includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Loan Agreement and execution upon the collateral securing obligations under the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2022, the Company appointed Dr. Thomas Smith as the Company’s Executive Vice President and Chief Medical Officer. Dr. Richard Malamut ceased to serve as Executive Vice President and Chief Medical Officer of the Company as of the same date. The Company appreciates Dr. Malamut’s service and wishes him the best in his future endeavors.

Item 8.01	Other Events.

On March 22, 2022, the Company issued a press release announcing the successful completion of the Company’s acquisition of BDSI, including the completion of both the Offer and the Merger. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The audited financial statements of BDSI required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information reflecting the Merger, to the extent required by this item, will be furnished by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of February 14, 2022, by and among Collegium Pharmaceutical, Inc., Bristol Acquisition Company, Inc. and BioDelivery Sciences International, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Collegium on February 14, 2022).
10.1†	Loan Agreement, dated as of March 22, 2022, by and among Collegium Pharmaceutical, Inc., its subsidiary, Collegium Securities Corporation, Purchaser, BioPharma Credit PLC, and BioPharma Credit Investments V (Master) LP, as lender.
99.1	Press Release, dated March 22, 2022.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

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† Certain confidential portions have been omitted from this exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEGIUM PHARMACEUTICAL, INC.
Dated: March 23, 2022
	By:	/s/ Colleen Tupper
Name: Colleen Tupper
Title: Executive Vice President and Chief Financial Officer